Exhibit 99.1
(1)	In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 4 is being jointly filed by (i) Credit Suisse, a Swiss bank (the “Bank”), on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the “Investment Banking division”), the Alternative Investments business (the “AI Business”) within the Asset Management division (the “Asset Management division”) and the U.S. private client services business (the “U.S. PCS Business”) within the Private Banking division (the “Private Banking division”), and (ii) DLJMB HRH VoteCo, LLC, a Delaware limited liability company (“DLJMB VoteCo” and together with the Bank, the “Reporting Persons”). The address of the Bank’s principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Bank’s principal business and office in the United States and DLJMB VoteCo’s principal business and office is Eleven Madison Avenue, New York, New York 10010.
The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Holdings (USA), Inc., a Delaware corporation (“CS Hldgs USA Inc”). The address of CS Hldgs USA Inc’s principal business and office is Eleven Madison Avenue, New York, New York 10010. The ultimate parent company of the Bank and CS Hldgs USA Inc, and the direct owner of the remainder of the voting stock of CS Hldgs USA Inc, is Credit Suisse Group, a corporation formed under the laws of Switzerland (“CSG”).
CS Hldgs USA Inc owns all of the voting stock of Credit Suisse (USA), Inc., a Delaware corporation and holding company (“CS USA Inc”). CS USA Inc owns all the voting stock of Credit Suisse Private Equity, Inc., a Delaware corporation (“CSPE Inc”). CS USA Inc also is the sole member of Credit Suisse Securities (USA) LLC, a Delaware limited liability company and a registered broker-dealer (“CS Sec USA LLC”). The address of the principal business and office of each of CS USA Inc, CSPE Inc. and CS Sec USA LLC is Eleven Madison Avenue, New York, New York 10010.
Steven Rattner, Neal Pomroy and Ryan Sprott have constituted DLJMB VoteCo, which may be deemed to have beneficial ownership of the voting Class A Membership Interests held by it. DLJ Merchant Banking IV, L.P., a Delaware limited partnership (“DLJMB IV”), has indirect dispositive power over the non-voting Class B Membership Interests of the Registrant held by DLJ MB IV HRH, LLC, a Delaware limited liability company (“DLJMB IV HRH”), and DLJ Merchant Banking Partners IV, L.P., Delaware limited partnership (“DLJMBP IV”). DLJMB IV exercises its investment acquisition and disposition power through the actions of an investment committee, which, for purposes of disposing of DLJMB IV HRH’s and DLJMBP IV’s investments in the non-voting Class B Membership Interests, includes Messrs. Rattner, Pomroy and Sprott. DLJ Merchant Banking, Inc., a Delaware corporation (“DLJMB”), is the general partner of DLJMB IV. Each of Messrs. Pomroy and Sprott is an officer of DLJMB. DLJMB is an indirect subsidiary of CS Hldgs USA Inc. The address of the principal business and office of each of DLJMB IV and DLJMB is Eleven Madison Avenue, New York, New York, 10010. The business address of each of Messrs. Pomroy and Sprott is Eleven Madison Avenue, New York, New York, 10010.
CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products. The Bank is comprised of the Investment Banking division, the Asset Management division and the Private Banking division. The Investment Banking division provides financial advisory and capital raising services and sales and trading to institutional, corporate and government clients worldwide. The Asset Management division provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide and offers products across a broad range of investment classes, including alternative investments. The Private Banking division offers global private banking and corporate and retail banking services in Switzerland. CSG’s business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.
CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Reporting Persons. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the AI Business) (the “Traditional AM Business”) and the Private Banking division (other than the U.S. PCS Business) (the “Non-U.S. PB Business”)) may be deemed to beneficially own Class A Membership Interests. CSG, the Traditional AM Business and the Non-U.S. PB Business disclaim beneficial ownership of the Class A Membership Interests owned by DLJMB VoteCo.

(2)	On February 2, 2007, pursuant to the terms of the applicable merger agreement and purchase and sale agreements, the Registrant acquired the Hard Rock Hotel & Casino in Las Vegas (the “Hard Rock”) and certain related assets (the “Acquisition”). On May 30, 2008, DLJMB IV HRH, DLJMBP IV and DLJMB VoteCo (collectively, the “DLJMB Parties”) and Morgans Hotel Group Co., a Delaware corporation, and Morgans Group LLC, a Delaware limited liability company, entered into a Second Amended and Restated Limited Liability Company Agreement of the Registrant, and, on August 1, 2008, entered into an Amendment Agreement with respect thereto (together, the “JV Agreement”).
At the closing of the Acquisition, DLJMB VoteCo paid $300.00 for the acquisition of a 66.67% Class A Membership Interest in the Registrant. Since the closing, the DLJMB Parties have made capital contributions in cash and posted letters of credit on behalf of the Registrant to fund various matters relating to the Hard Rock. Each such letter of credit was posted by DLJMB IV HRH on behalf of all of the DLJMB Parties (including DLJMB VoteCo), and each such cash contribution was made to the Registrant by DLJMB IV HRH and DLJMBP IV on behalf of all of the DLJMB Parties (including DLJMB VoteCo).
Under the JV Agreement, if the Registrant’s members make capital contributions or post letters of credit on behalf of the Registrant on a non pro rata basis, then the relative membership interests of the members in the Registrant will be adjusted to take into consideration such disproportionate funding (according to formulas set forth in the JV Agreement). As of December 4, 2008, DLJMB VoteCo had contributed (or was deemed to have contributed) an aggregate of $936.44 to the Registrant in exchange for an aggregate 85.84% Class A Membership Interest.
(3)	On December 4, 2008, the Chairman of the Nevada Gaming Control Board approved the acquisition by DLJMB VoteCo of additional Class A Membership Interests in the Registrant as a result of the fundings made by the DLJMB Parties to the Registrant after the closing of the Acquisition. Pursuant to the terms of the JV Agreement, on such date, DLJMB VoteCo received the additional Class A Membership Interests upon receipt of the approval.